SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 16, 2011

Senetek PLC
(Exact Name of Registrant as Specified in Charter)

England	000-14691	77-0039728
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

51 New Orleans Court, Suite 1A, Hilton Head, SC	29928
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (404) 418-6203

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On March 16, 2011, Senetek PLC, a public limited company registered in England (“Senetek”), entered into a Stock-for-Stock Exchange Agreement dated March 16, 2011, (the “Agreement”) with Iron Eagle Acquisitions, Inc., a Nevada corporation (“Iron Eagle”), and the two shareholders of Iron Eagle, namely Chester Mining Company, an Idaho Corporation (“CHMN”), and Brush Prairie Minerals, Inc., a Delaware corporation (“BPMI”) (collectively the “Shareholders”). Pursuant to the terms of the Agreement, Senetek has agreed to issue shares of its common stock in exchange for all of the outstanding shares of Iron Eagle. At closing Senetek will issue 5,500,000 shares of common stock to BPMT and 2,650,000 shares to CHMN, and John Ryan, the CEO and a director of Senetek, will be appointed as the sole director and officer Iron Eagle. Also at closing CHMN has agreed to appoint Howard Crosby, the President, Chief Financial Officer, and a director of Senetek, as a director of CHMN, and John P. Ryan as a director of CHMN. BPMI has agreed to appoint John Ryan, the Chief Executive Officer and Chairman of Senetek, as a director of BPMI and Howard Crosby as a director of BPMI. The Agreement contains representations and warranties of the parties standard to a transaction of this nature. Closing of the Agreement is conditioned upon the continued accuracy of the parties’ representations and warranties and no material adverse changes or threatened proceedings to the transaction.

Iron Eagle is a newly formed corporation which holds patented mining claims, consisting of approximately 294 acres located in Siskiyou County, California, known as the Grey Eagle Mine, and approximately 138 acres located in Lemhi County, Idaho.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 is incorporated herein by reference.

On March 17, 2011, the closing of the Agreement described above under Item 1.01 was held and the shares of Senetek common stock were issued to the Shareholders as set forth above.  As a result of the closing, Iron Eagle has become a wholly owned subsidiary of Senetek and Mr. Ryan has been appointed as the sole director and officer of the company.  Also, Howard Crosby was appointed as a director of CHMN and John Ryan was appointed as a director of BPMT.  The shares of Iron Eagle acquired in the transaction were valued at $6,520,000.

We have issued a press release disclosing this transaction and have included a copy of the press release with this report.

Item 3.02	Unregistered Sales of Equity Securities.

On March 17, 2011, in connection with the closing of the Agreement as described in Items 1.01 and 2.01 above, Senetek issued a total of 8,150,000 common shares to the shareholders of Iron Eagle.  Specifically, Senetek issued 5,500,000 shares of common stock to BPMI in exchange for a like number of shares of Iron Eagle owned by BPMI and 2,650,000 shares of common stock to CHMN in exchange for a like number of shares of Iron Eagle owned by CHMN.  These shares were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(6) and/or Section 4(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  Each of the parties was an accredited investor as defined in Regulation D.  Each shareholder of Iron Eagle delivered appropriate investment representations with respect to these issuances and consented to the imposition of restrictive legends upon the stock certificates representing the shares.  Each shareholder of Iron Eagle represented that it had not entered into the transaction with Senetek as a result of or subsequent to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast on television or radio, or presented at any seminar or meeting.  Representatives of each shareholder of Iron Eagle was afforded the opportunity to ask questions of Senetek’s management and to receive answers concerning the terms and conditions of the transaction.  No underwriting discounts or commissions were paid in connection with the stock exchange transaction.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Financial statements required by this item are not included in this initial report and will be filed by amendment to this report not later than 71 calendar days after the date that this initial report must be filed.

(b)	Pro forma financial information.

Pro forma financial information required by this item  are not included in this initial report and will be filed by amendment to this report not later than 71 calendar days after the date that this initial report must be filed.

(d)	Exhibits.

Exhibit No.	Description

2.1	Stock-for-Stock Exchange Agreement dated March 16, 2011

99.1	Press Release dated March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Senetek PLC

Date: March 18, 2011	By	/s/ John P. Ryan
John P. Ryan, Chief Executive Officer